Exhibit 99.1

SemGroup Corporation to Acquire Mississippi Lime Midstream Assets from Chesapeake Energy Corporation for $300 million
Assets Include 400 mmcfd of Processing Capacity in Core Producing Area
Acquisition Increases Future Drop Down Asset Inventory to Rose Rock Midstream

Tulsa, OK – May 1, 2013 – SemGroup® Corporation (NYSE: SEMG) today announced that it has executed a definitive agreement to acquire the equity interests of Mid-America Midstream Gas Services, L.L.C., a wholly owned subsidiary of Chesapeake Energy Corporation (NYSE: CHK), which is the owner of gas gathering and processing assets in the Mississippi Lime play for $300 million in cash. The transaction is expected to close by the third quarter of 2013 and is subject to certain regulatory approvals and closing conditions.

Acquisition Highlights

•	200 miles of gathering pipeline;

•	Rose Valley I plant: 200 mmcfd cryogenic processing plant, expected to be operational first quarter 2014;

•	Rose Valley II plant: 200 mmcfd cryogenic processing plant, expected to be operational first quarter 2016;

•
Approximately 540,000 net acre dedication in the core of the Mississippi Lime play, supported by a recently announced joint venture between Chesapeake Energy Corporation and Sinopec International Petroleum Exploration and Production Corporation; and

•	Chesapeake Energy Corporation has committed to a 20-year, 100% fee-based, gas gathering and processing agreement.

“We are very excited about the acquisition of these key assets. These assets are positioned for exceptional growth and will significantly increase our strategic position in the Mississippi Lime play,” said Norm Szydlowski, president and chief executive officer of SemGroup. “This purchase expands our scale in highly attractive, liquids-rich areas with strong producer activity and organic growth opportunities, while adding to our future inventory of drop down assets for Rose Rock Midstream.”

Rose Valley plants I and II require approximately $125 million of additional capital expenditures for completion, as well as additional capital related to future well connects. Combined with our existing facilities, SemGroup will have a total processing capacity of 600 mmcfd in Northern Oklahoma and with approximately 655,000 net acre dedications within the core of the Mississippi Lime play, opportunity to further grow as production increases.

SemGroup will fund the acquisition under existing committed credit facilities. LCT Capital, LLC and Citi acted as financial advisors to SemGroup.

The company will be hosting its first quarter earnings call May 9, 2013. Interested parties are invited to listen to the call with management regarding the acquisition and first quarter 2013

Exhibit 99.1

results at 11:00 AM Eastern by dialing 877.359.3652 (International 720.545.0014), passcode 34090290 or by logging on to the webcast at ir.semgroupcorp.com.

About SemGroup
Based in Tulsa, OK, SemGroup® Corporation (NYSE: SEMG) is a publicly traded midstream service company providing the energy industry the means to move products from the wellhead to the wholesale marketplace. SemGroup provides diversified services for end-users and consumers of crude oil, natural gas, natural gas liquids, refined products and asphalt. Services include purchasing, selling, processing, transporting, terminalling and storing energy.

SemGroup®, is a registered trademark of SemGroup Corporation

About Rose Rock Midstream
Rose Rock Midstream, L.P. (NYSE: RRMS) is a growth-oriented Delaware limited partnership formed by SemGroup® Corporation (NYSE: SEMG) to own, operate, develop and acquire a diversified portfolio of midstream energy assets. Rose Rock Midstream provides crude oil gathering, transportation, storage and marketing services. Headquartered in Tulsa, OK, Rose Rock Midstream has operations in six states with the majority of its assets strategically located in or connected to the Cushing, Oklahoma crude oil marketing hub.

Forward-Looking Statements
Certain matters contained in this Press Release include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical fact, included in this Press Release, including the prospects of our industry, our anticipated financial performance, management's plans and objectives for future operations, business prospects, market conditions and other matters, may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, our ability to comply with the covenants contained in and maintain certain financial ratios required by our credit facilities; any sustained reduction in demand for the petroleum products we gather, transport, process and store; our ability to obtain new sources of supply of petroleum products; our failure to comply with new or existing environmental laws or regulations or cross border laws or regulations; the possibility that the construction or acquisition of new assets may not result in the corresponding anticipated revenue increases; as well as other risk factors discussed from time to time in each of our documents and reports filed with the SEC.

Exhibit 99.1

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this Press Release, which reflect management's opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.

Contacts:
Investor Relations:
Mary Catherine Ward
918-524-8081
investor.relations@semgroupcorp.com

Media:
Kiley Roberson
918-524-8594
kroberson@semgroupcorp.com